Exhibit 23

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-50335) pertaining to the Amended and Restated Stock Awards Plan of Howmet International Inc. of our report dated January 31, 2000 (except for the information regarding the Company's New Credit Agreement discussed in Note 7, as to which the date is February 9, 2000) with respect to the consolidated financial statements of Howmet International Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1999.

Our audits also included the financial statement schedules of Howmet International Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                      /s/ Ernst & Young LLP

Stamford, Connecticut
March 27, 2000